Exhibit 99.W

NEITHER THIS WARRANT NOR THE SHARES OBTAINABLE UPON ITS EXERCISE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS (COLLECTIVELY, THE “ACTS”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER ALL APPLICABLE ACTS OR UNLESS AN OPINION OF COUNSEL IS DELIVERED TO THE ISSUER IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE UNDER ALL APPLICABLE ACTS.

THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION OF THESE SECURITIES IS RESTRICTED BY THE TERMS OF THIS INSTRUMENT.

No. 2005- W	June 15, 2005

EARTHWORKS ENTERTAINMENT, INC.

WARRANT TO PURCHASE SHARES OF STOCK

THIS CERTIFIES THAT, for value received, Christopher P. Baker, a natural person, or his registered assigns (the “Holder”), is entitled to subscribe for and purchase from Earthworks, Entertainment, Inc., a Delaware corporation (the “Company”), at any time prior to or upon June 15, 2008 (the “Expiration Date”), the Shares of the Company (as defined below) at the applicable exercise price set forth below (as adjusted from time to time pursuant to Section 4 hereof), subject to the provisions and upon the terms and conditions hereinafter set forth.

This Warrant (the “Warrant”) is issued in accordance with the terms of that certain First Amendment to Senior Secured Convertible Promissory Note, dated of even date herewith, by and between the Company and the Holder.

This Warrant is subject to the following terms and conditions:

1. Shares.

(a) As used herein, the term “Shares” means 500,000 shares of the Company’s common stock, par value $0.0015 per share (the “Common Stock”), and the term “Exercise

Price” shall mean $0.15 per share of Common Stock, it being understood that the number of Shares issuable hereunder and the applicable Exercise Price are subject to adjustment from time to time pursuant to Section 4 hereof.

2. Method of Exercise; Payment.

(a) Cash Exercise. The purchase rights with respect to the Shares represented by this Warrant may be exercised by the Holder, in whole or in part, at any time, or from time to time, by the surrender of this Warrant (together with a duly executed notice of exercise (the “Notice of Exercise”) in the form attached hereto as Exhibit A) at the Company’s address set forth in Section 6.6 of the Note and Warrant Purchase Agreement (the “Purchase Agreement”), dated as of May 12, 2004, by and between the Company, the Holder and certain other individuals party thereto (as such address may be updated from time to time in accordance with the Purchase Agreement), and by payment to the Company of an amount equal to the applicable Exercise Price for the Shares multiplied by the number of the Shares being purchased, which amount may be paid, at the election of the Holder, by (i) wire transfer or check payable to the order of the Company, (ii) cancellation by the Holder of indebtedness or other obligations of the Company to the Holder or (iii) any combination of (i) and (ii). The person in whose name any certificate representing the Shares issuable upon any exercise of this Warrant shall be deemed to have become the holder of record of, and shall be treated for all purposes as the record holder of, the Shares represented thereby (and such Shares shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which such surrender and payment are made. As used herein, the term “person” means any individual or any corporation, partnership, trust, limited liability company or other entity or organization of any kind.

(b) Net Issue Exercise. In lieu of exercising this Warrant pursuant to Section 2(a) hereof, the Holder may elect to receive a number of Shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the Company’s address set forth in Section 6.6 of the Purchase Agreement (as such address may be updated from time to time in accordance with the Purchase Agreement) together with a duly executed Notice of Exercise in which the appropriate alternative is initialed by the Holder. In such event, the Company shall issue to the Holder the number of Shares computed using the following formula:

X = Y (A-B)
A

Where	X	=	the number of Shares to be issued to the Holder.

	Y	=	the number of Shares subject to this Warrant or, if only a portion of this Warrant is being exercised, the portion of this Warrant being canceled (at the time of such calculation).

	A	=	the Fair Market Value of one Share (at the date of such calculation).

B	=	the Exercise Price (as adjusted to the date of such calculation).

(c) Fair Market Value. For purposes of this Section 2, the Fair Market Value of one (1) Share shall equal:

(i) the average of the closing sale prices of the Common Stock (or any other security for which this Warrant is then exercisable) quoted on the Nasdaq Stock Market or in the Over-The-Counter Market Summary or the closing price quoted on any national securities exchange on which such securities are listed, whichever is applicable, as published in the Eastern Edition of The Wall Street Journal for the ten (10) trading days immediately prior to the date of determination of Fair Market Value (or, if no sales take place on any such trading day, the average of the closing bid and asked prices on such trading day); or

(ii) if the Common Stock (or any other security for which this Warrant is then exercisable) is not traded on the Nasdaq Stock Market or Over-The-Counter or on a national securities exchange, the Fair Market Value of a Share shall be agreed upon by the parties. If the parties cannot agree within five (5) business days after the Notice of Exercise, the Company’s Board of Directors in good faith shall determine the Fair Market Value of a Share, which such determination shall be binding upon the parties hereto. For purposes of this Warrant, a business day shall be any day other than Saturday, Sunday or any day in which the banking and commercial lending institutions are generally closed to the public.

(d) Stock Certificates. In the event of any exercise of the rights represented by this Warrant, as promptly as practicable on or after the date of exercise and in any event within ten (10) days thereafter, the Company at its expense shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates representing the number of Shares issued upon such exercise. In the event this Warrant is exercised in part, as promptly as practicable on or after the date of exercise and in any event within ten (10) days thereafter, the Company at its sole expense shall execute and deliver a new Warrant of like tenor exercisable for the number of Shares for which this Warrant may then be exercised.

(e) Taxes. The issuance of the Shares upon the exercise of this Warrant, and the delivery of certificates or other instruments representing such Shares, shall be made without charge to the Holder for any tax or other charge of whatever nature in respect of such issuance and the Company shall bear any such taxes in respect of such issuance.

3. Stock Fully Paid; Reservation of Shares. All of the Shares issuable upon the exercise of the rights represented by this Warrant shall, upon issuance and receipt of the applicable Exercise Price therefor, be fully paid and nonassessable, and free from all preemptive rights, rights of first refusal or first offer, taxes, liens and charges of whatever nature. During the period within which the rights represented by this Warrant may be exercised, the Company shall at all times have authorized and reserved for issuance a sufficient number of shares of its Common Stock to provide for the full exercise of the Shares represented by this Warrant, including any adjustment of such number of Shares pursuant to Section 4 hereof. The Company shall take all steps necessary to amend its Certificate of Incorporation (“Certificate”) to provide sufficient reserves of shares of Common Stock issuable upon full exercise of this Warrant. The Company hereby agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the proper certificates for Shares upon the full or each partial exercise of this Warrant.

4. Adjustment of Exercise Price and Number of Shares. The number and kind of Shares purchasable upon the exercise of this Warrant and the Exercise Price therefor shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a) Adjustment for Reclassification, Consolidation or Merger. If while this Warrant, or any portion hereof, remains outstanding and unexpired there shall be (i) a reorganization, (ii) a merger or consolidation of the Company with or into another person in which the Company is not the surviving entity, or a reverse merger in which the Company is the surviving entity but the shares of the Company’s capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, or (iii) a sale or transfer of the Company’s properties and assets as, or substantially as, an entirety to any other person in one transaction or a series of related transactions, then, as a part of such reorganization, merger, consolidation, sale or transfer, all necessary or appropriate lawful provisions shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Exercise Price then in effect, the greatest number of shares of stock or other securities or property that a holder of the Shares deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Warrant had been exercised immediately prior to such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 4. If the per Share consideration payable to the Holder for Shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in accordance with Section 2(c) hereof. The foregoing provisions of this paragraph shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock or securities of any other corporation that are at the time receivable upon the exercise of this Warrant. In all events, appropriate adjustment shall be made in the application of the provisions of this Warrant (including adjustment of the applicable Exercise Price and number of Shares purchasable pursuant to the terms and conditions of this Warrant) with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable or issuable after such reorganization, merger, consolidation, sale or transfer upon exercise of this Warrant.

(b) Adjustments for Split, Subdivision or Combination of Shares. If the Company at any time while this Warrant, or any portion hereof, remains outstanding and unexpired shall split or subdivide any class of securities as to which purchase rights under this Warrant exist, into a different number of securities of the same class, the Exercise Price for such class of securities shall be proportionately decreased. If the Company at any time while this Warrant, or any portion hereof, remains outstanding and unexpired shall combine any class of securities as to which purchase rights under this Warrant exist, into a different number of securities of the same class, the Exercise Price for such class of securities shall be proportionately increased.

(c) Adjustments for Dividends in Stock or Other Securities or Property. If while this Warrant, or any portion hereof, remains outstanding and unexpired, the holders of any class of securities as to which purchase rights under this Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend, then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of such class of security receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company that such holder would hold on the date of such exercise had it been the holder of record of the class of security receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during said period, giving effect to all adjustments called for during such period by the provisions of this Section 4.

(d) Certain Events. If any event occurs of the type contemplated by the provisions of this Section 4 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors shall make an appropriate and equitable adjustment in the Exercise Price and the number of Shares obtainable upon exercise of this Warrant so as to protect the rights of the Holder of this Warrant.

(e) Notice of Adjustments. Upon any adjustment of the applicable Exercise Price for the Shares and any increase or decrease in the number of Shares purchasable upon the exercise of this Warrant, then, and in each such case, the Company, within thirty (30) days thereafter, shall give written notice thereof to the Holder at the address of such Holder as shown on the books of the Company which notice shall state the Exercise Price for the Shares as adjusted and, if applicable, the increased or decreased number of Shares purchasable upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation of each.

5. Other Rights. If at any time the Company grants, issues, or sells any options, convertible securities, or rights to purchase stock, warrants, securities, or other property pro rata to the record holders of the Common Stock (the “Purchase Rights”) and an adjustment has not been made pursuant to Section 4, then the Company shall, in connection with any exercise of the Warrant, grant, issue or sell (as the case may be) to the Holder the aggregate Purchase Rights which such Holder would have acquired if such Holder had held the total number of Shares acquirable upon exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue, or sale of such Purchase Rights.

6. Notices.

(a) In the event that the Company shall propose at any time:

(i) to declare any dividend or distribution upon its Common Stock whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

(iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in such securities; or

(iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to voluntarily liquidate, dissolve or wind up;

then, in connection with each such event, the Company shall send to the Holder at least ten (10) days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any. Notwithstanding the above, the ten days notice requirement may be shortened or waived upon the written consent of the Holder.

(b) Any written notice by the Company required or permitted hereunder shall be given by hand delivery or first class mail, postage prepaid, addressed to the Holder at the address shown on the books of the Company for the Holder.

7. Legend. Each certificate evidencing the Shares issued upon exercise of this Warrant, or transfer of such shares (other than a transfer registered under the Securities Act of 1933, as amended (the “Securities Act”), or any subsequent transfer of shares so registered) shall be stamped or imprinted with legends substantially in the following forms:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS (COLLECTIVELY, THE “ACTS”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER ALL APPLICABLE ACTS OR UNLESS AN OPINION OF COUNSEL IS DELIVERED TO THE ISSUER IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE UNDER ALL APPLICABLE ACTS.

8. Removal of Legend. Upon request of a holder of a certificate with the legends required by Section 7 hereof, the Company shall issue to such holder a new certificate therefor free of any transfer legend, if, with such request, the Company shall have received an opinion of counsel satisfactory to the Company in form and substance to the effect that any transfer by such holder of the shares evidenced by such certificate shall not violate the Securities Act and any applicable state securities laws.

9. Fractional Shares. No fractional shares will be issued in connection with any exercise hereunder. Any fraction of a share resulting from any calculation will be rounded to the nearest whole share.

10. Transferability. Subject to compliance with applicable federal and state securities laws, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Holder hereof (except for transfer taxes), upon surrender of this Warrant properly endorsed.

11. Representations and Warranties of the Company. The Company hereby represents and warrants to the Holder as follows:

(a) This Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms;

(b) Prior to the date that this Warrant becomes exercisable for the Shares, such Shares shall have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, shall be validly issued, fully paid and nonassessable, and free from all preemptive rights, rights of first refusal or first offer, taxes, liens and charges of whatever nature;

(c) The execution and delivery of this Warrant are not, and the issuance of the Shares upon exercise of this Warrant in accordance with the terms hereof shall not be, inconsistent with the Company’s Certificate, and its bylaws, as then in effect.

12. Representations and Warranties by the Holder. The Holder represents and warrants to the Company as follows:

(a) This Warrant is being acquired for his own account, for investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act. Upon exercise of this Warrant, the Holder shall, if so requested by the Company, confirm in writing, in a form reasonably satisfactory to the Company, that the Shares issuable upon exercise of this Warrant are being acquired for investment and not with a view toward distribution or resale that would violate the Securities Act.

(b) The Holder understands that the Warrant and the Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, and that they must be held by the Holder indefinitely, and that the Holder must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempted from such registration.

(c) The Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of this Warrant and the Shares purchasable pursuant to the terms of this Warrant and of protecting its interests in connection therewith.

(d) The Holder is an accredited investor within the meaning of Rule 501(a) promulgated under the Securities Act and is able to bear the economic risk of the purchase of the Shares pursuant to the terms of this Warrant.

(e) The Holder hereby confirms that its/his residence or principal place of business is as set forth on the signature page hereto.

13. Rights of Stockholders. Subject to Sections 4, 5 and 6 hereof, no Holder, as such, shall be entitled to vote or receive dividends or be deemed the holder of the Shares or any other securities of the Company that may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have become issuable, as provided herein.

14. Expiration of Warrant. This Warrant shall expire and shall no longer be exercisable as of 5:00 p.m., Eastern Time, on June 15, 2008.

15. Registration Rights. If the Holder exercises all or part of this Warrant, the Common Stock into which this Warrant or such part of this Warrant converts shall have certain registration rights as set forth in the Registration Rights Agreement, dated as of May 12, 2004, by an between the Company, the Holder and certain other individuals party thereto.

16. Miscellaneous.

(a) This Warrant shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts applicable to agreements made and to be performed entirely within the Commonwealth of Massachusetts, without regard to the conflicts of law principles thereof. The Company and the Holder irrevocably consent to the jurisdiction of the courts of the Commonwealth of Massachusetts or the federal courts located in that state in connection with any lawsuit, action or proceeding arising out of or relating to this Warrant.

(b) The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof.

(c) The representations, warranties, covenants and conditions of the respective parties contained herein or made pursuant to this Warrant shall survive the execution and delivery of this Warrant.

(d) The terms of this Warrant shall be binding upon and shall inure to the benefit of any successors or assigns of the Company and of the Holder or holders hereof and of the Shares issued or issuable upon the exercise hereof.

(e) This Warrant and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

(f) The Company shall not, by amendment of its Certificate or bylaws, or through any other means, directly or indirectly, avoid or seek to avoid the observance or performance of any of the terms of this Warrant and shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

(g) Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company, at its expense, shall execute and deliver to the Holder, in lieu thereof, a new Warrant of like date and tenor.

(h) This Warrant and any provision hereof may be amended, waived or terminated only by an instrument in writing signed by the Company and the Holder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer.

EARTHWORKS ENTERTAINMENT, INC.

By	/s/ Peter Keefe
Name:	Peter Keefe
Title:	President

Acknowledged and Accepted:

By:	/s/ Christopher P. Baker
Christopher P. Baker
Principal Place of Business or
Residence: Massachusetts